Piedmont Office Realty Trust, Inc. Names
Raymond G. Milnes, Jr. as Director
December 19, 2011-Piedmont Office Realty Trust, Inc. (“Piedmont”) (NYSE: PDM) today announced the appointment of Raymond G. Milnes, Jr., 60, as an independent director of the company, increasing the board to a total of nine members, eight of whom are independent. Piedmont is a fully integrated and self-managed real estate investment trust (REIT) specializing in the acquisition, ownership, management and development of primarily high-quality Class A office buildings located in major U.S. office markets and leased primarily to high-credit quality tenants. Major markets include: Washington, D.C., greater Los Angeles, the New York metropolitan area, Boston and Chicago.
“We are very pleased about the addition of Ray to our Board. His extensive experience advising the management teams of some of the largest real estate companies in the world will enhance the real-estate specific financial acumen of our existing board and audit committee,” said Wayne Woody, Chairman of Piedmont. “We look forward to benefiting from his distinguished experience and thought leadership.”
Mr. Milnes has recently retired as a partner from the accounting firm of KPMG LLP (“KPMG”) where he served as the National Sector Leader for the Building, Construction and Real Estate Practice for the past fourteen years. He had been with KPMG for 38 years and has extensive accounting, auditing, and advisory experience in all sectors of the real estate and construction industries including real estate investment funds, real estate investment trusts, developers, operating properties, and syndication of private and public real estate partnerships. Mr. Milnes has served as the lead audit partner or account executive for several of KPMG's largest real estate and construction clients, including both domestic and global clients. He has been a frequent speaker and panelist on current trends in the building, construction, and real estate industry and has contributed to numerous real estate industry publications.
In addition to his national role with KPMG, Mr. Milnes also has been an associate member of the Board of Governors of the National Association of Real Estate Investment Trusts, serves on the Advisory Board of the The Real Estate Center of DePaul University, and has been a member of the The Real Estate Roundtable President's Council. He has a BS in Accounting from the University of Detroit and is a licensed Certified Public Accountant.
Commenting on his appointment, Mr. Milnes said “I'm excited to be joining a very experienced Board and management team at Piedmont as the Company's strong financial position and high-quality Class A portfolio makes it well-positioned for future growth as the economy continues to recover.”
Mr. Milnes' appointment was effective December 14, 2011 and he is expected to serve on the Audit Committee of the Board.